AMERICHIP INTERNATIONAL TAKING DELIVERY OF ITS PRECISION ROBOT AND GSI LUMONICS PRODUCTION LASER
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APRIL 7, 2005 PLYMOUTH, MI. The Board of Directors of AmeriChip International
Inc. (OTC:BB-ACHI) is pleased to announce that it has received the robot and various component parts of its GSI Lumonics Production Laser. The Company has made its final payment on the laser and the robot valued at approximately $230,000. GSI Lumonics, has informed the Company to expect delivery of the main laser unit before the end of the month. The GSI Production Laser is a state of the art laser, constructed according to AmeriChip's specifications necessary to implement the LACC technology using this laser and robot system. GSI Lumonics lasers are manufactured and shipped from England.

"This type of system can be used in conjunction with material handling equipment to produce a varied range of parts." stated Marc Walther, President of AmeriChip International Inc. "This will allow us to not only run trial parts at the GSI Lumonics facility, but will also strengthen our capacity to run limited production at any future AmeriChip facility."

The Company is currently sourcing quotations on new and used (rebuilt) turning centers for short and long term production. When the quotations are complete, we will be in a position to issue purchase orders for production equipment with capacity to run limited production that transitions into long run production.

As part of our new alliance with Seco-Carboloy, AmeriChip is in the process of sending pretreated parts to their Warren, Michigan production lab with the purpose of providing us with additional detailed data on machining cost per piece. This includes testing optimal speeds, feed rates and tool types. This relationship will strengthen the ability for AmeriChip to quickly evaluate a customer's part combined with the LACC process and the optimal parameters in a simulated production environment.


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Mr. Richard Zyla, VP Process Implementation, has completed training on the Laser and Robot which increases our ability to transition orders from the lab to production.

Headquartered in Plymouth, Michigan, U.S.A., AmeriChip International Inc. holds a patented technology known as Laser Assisted Chip Control, the implementation of which results in efficient chip control management in industrial metal machining applications. This technology provides substantial savings in machining costs of certain automobile parts providing much more competitive pricing and more aggressive sales approaches within the industry.

The innovative AmeriChip business model, enhanced by its AmeriChip Tool and Abrasives subsidiary, is designed to establish an extensive resource for cost saving services and products that all cost conscious industrial steel and aluminum machining companies require. AmeriChip is committed to keeping jobs in America for Americans.

For more information, visit our website at www.americhipintl.com or, contact R. Windsor at 905-898-2646 or, send an e-mail to r.windsor@americhipintl.com.

This release may include projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.